Exhibit 99.2

1 CNL Growth Properties Valuation Webinar Script	January 30, 2017 – 3:00pm ET

Moderator Name:

Moderator

Welcome to the CNL Growth Properties valuation conference call. On the call today will be John Starr, Chief Portfolio Officer and John McRae, Chief Investment Officer. Scott Hall, Senior Vice President of Operations, is also on the call with us. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments, except as required by law.

As with any investment, investing in CNL Growth Properties is subject to risks and uncertainties you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that stockholders will receive upon liquidity of their investment.

2 CNL Growth Properties Valuation Webinar Script	January 30, 2017 – 3:00pm ET

Additional information is available in filings with the SEC, which also may be accessed through the Company’s website at www.CNLGrowthProperties.com. Each listener is encouraged to review those filings together with all other information provided therein.

We will conduct a question and answer session at the end, and instructions will be provided at that time. I will now turn the call over to John McRae, Chief Investment Officer.

John McRae

(Slide 7 - Overview)

Good afternoon and thank you for joining us today. To assist FINRA members who participated in our public offerings in meeting their customer account statement reporting obligations under NASD Rule 2340, we prepare annually an estimated net asset value (NAV) per share of our common stock. On Thursday, January 26, 2017, we announced a new net asset value for CNL Growth Properties of $5.01 per share as of December 31, 2016. CNL Growth Properties is a non-traded real estate investment trust. Due to favorable industry and market data, our focus is principally on the development of multifamily communities in growth-oriented markets. As of December 31, 2016, we held investments in 7 assets located in 5 states, primarily in the Southeast, Sun Belt, and Mid-Atlantic regions of the U.S. As of year-end, all of our properties were operational. As discussed in previous SEC filings and other communications, on August 4, 2016, stockholders approved the plan of liquidation and dissolution. Additionally, in 2016 we completed the sale of six multifamily assets resulting in net proceeds of $102.1 million. As a result of the six asset sales completed in 2016, our board of directors approved two liquidating cash distributions to stockholders totaling $4.65 per share.

3 CNL Growth Properties Valuation Webinar Script	January 30, 2017 – 3:00pm ET

(Slide 8 - Timeline)

We were organized as a Maryland corporation in 2008, and our initial public offering commenced in October 2009 with the objective of acquiring and operating a diverse portfolio of commercial real estate and related assets. We began operations in April 2010 after raising the required minimum investment amount necessary to break escrow. Our initial public offering closed in April 2013, having raised approximately $94.2 million, at which time we changed our name from Global Growth Trust to CNL Growth Properties. In August 2013 we initiated a follow-on offering and refined our strategy to focus primarily on multifamily development projects in the Southeast and Sun Belt regions of the U.S. In aggregate, the combined offerings raised approximately $208 million, significantly less than the $1.5 billion we expected to raise when the fund initiated. Since our inception, we have invested, directly or through joint ventures, in 17 properties having a total capitalized cost, or development budget, of more than $566 million.

In August 2015, our board of directors appointed a special committee of independent directors to oversee the process of exploring strategic alternatives to provide stockholder liquidity. Also in 2015 we engaged CBRE, Inc. (CBRE) to act as our exclusive financial advisor; and we initiated the liquidation process by selling four assets resulting in net cash to the company of $51 million. In August 2016, stockholders approved the plan of liquidation and dissolution. In total, we sold six properties in 2016 resulting in net proceeds of $102.1 million, and we made two liquidating cash distributions to stockholders totaling $4.65 per share.

4 CNL Growth Properties Valuation Webinar Script	January 30, 2017 – 3:00pm ET

(Slide 9 - Dispositions)

The six properties sold in 2016 were located in Raleigh/Durham, NC; Dallas, Texas; Charlotte, North Carolina; Houston, Texas; Atlanta, Georgia; and Orlando, Florida.

(Slide 10 - NAV Per Share Adjustments)

As a result of the six asset sales in 2016, we were able to pay a total of $4.65 per share in cash distributions to our stockholders. After the sale of three properties, Patterson Place, Castle Hills and Whitehall Parc, we made the first liquidating cash distribution in August of $2.35 per share, at which time our board of directors adjusted the estimated 2015 NAV from $8.65 per share to $6.30 per share. After three more property sales, Aura Grand, Crescent Gateway and City Walk, a second liquidating cash distribution was made in December of $2.30 per share, at which time our board of directors again revised the estimated 2015 NAV from $6.30 per share to $4.00 per share to reflect the distribution to stockholders. The table on slide 11 demonstrates reconciliation for your reference.

I will now turn the call over the John Starr, Chief Portfolio Officer.

John Starr

(Slide 11 - Estimated NAV)

Thank you John.

As with previous net asset valuations we commissioned MAI-certified appraisals for each property from CBRE, Inc., an independent appraisal firm, an affiliate of CBRE Group, Inc., one of the largest commercial real estate services and investment firms, and they are familiar with our portfolio as they have provided third-party appraisals for all of our previous NAV

5 CNL Growth Properties Valuation Webinar Script	January 30, 2017 – 3:00pm ET

determinations. On the basis of the MAI appraisals provided by CBRE, the valuation report provided by our advisor, and the recommendation of our valuation committee, our board unanimously approved $5.01 as the estimated net asset value per share of our common stock as of December 31, 2016.

The estimated value for real estate assets was determined based on a number of key assumptions and methodologies, and did not include any enterprise or portfolio premium. Our advisor conducted a NAV utilizing the as-is appraised property values, and the values of other assets and liabilities such as cash and accounts payable based on CNL Growth Properties’ statement of net assets as of December 31, 2016.

We estimated our 2016 net asset value per share based on certain recommendations and methodologies in the valuation guidelines established by the IPA. It is important to note that our board of directors made the decision to include adjustments for liquidation and transaction costs plus projected fund level operating income and expenses related to the plan of liquidation and dissolution that was approved by stockholders on August 4, 2016.

(Slide 12 - Valuation Methodology)

The real estate appraisals used in this valuation are as of December 31, 2016, at which time all of our properties were open and operating; however, lease-up discounts were applied to two of our properties, Haywood Reserve and Bainbridge 3200. We used the lower as-is value for these two properties as they have not yet reached stabilization.

6 CNL Growth Properties Valuation Webinar Script	January 30, 2017 – 3:00pm ET

The appraisers estimated future operating cash flows for each property by analyzing historical cash flows and adjusting for market rents. The appraisers determined cap rates based on comparable sales and market intelligence.

(Slide 13 – Valuation Methodology)

Utilizing the appraised values and estimates of future cash flows, the advisor assumed a sale of the properties and liquidation of the joint ventures in accordance with the governing agreements throughout the year but no later than December 31, 2017 in order to derive an equity value to the company for each of the properties.

Our advisor set a range on the capitalization rate of each asset that represents an approximated 5 percent sensitivity with 2.5 percent up and 2.5 percent down. The weighted average capitalization rate was 5.52 percent with a range of 5.38 percent to 5.66 percent. Using the lower capitalization rate has a positive $0.19 impact on the NAV per share. The higher capitalization rate has a negative $0.21 impact on the NAV per share.

(Slide 14 – NAV Comparison)

Based on the recommendation from our valuation committee, our board of directors estimated our net asset value to be approximately $113 million as of December 31, 2016.

Broken down by major assets and liabilities, this includes approximately $112.9 million in real estate value, and $16.7 million in cash and other assets. These assets were offset by approximately $7.3 million in accounts payable and other liabilities, the $2.7 million estimated subordinated incentive fee, and $6.9 million in anticipated transaction costs related to the liquidation.

7 CNL Growth Properties Valuation Webinar Script	January 30, 2017 – 3:00pm ET

Dividing our adjusted net asset value by approximately 22.5 million shares outstanding as of December 31, 2016, results in an estimated net asset value per share of $5.01. This NAV per share compares to the revised estimated 2015 NAV per share of $4.00. Once again, the 2016 NAV per share of $5.01 reflects all cash distributions paid to stockholders in 2015 and 2016 totaling $7.65 per share.

(Slide 15 – Looking Ahead)

As we look forward in 2017, we remain confident in our ability to realize the value of our remaining properties as we pursue thoughtful and actionable transactions. We will continue our focus on strategically managing our portfolio and completing the liquidation and dissolution of the company to create the highest value for our stockholders.

We intend to post this presentation on our website at www.CNLGrowthProperties.com if you would like to refer back to it. We also invite you to view our Form 8-K filed on January 27, 2017, which has additional details about our estimated net asset value and our valuation process.

(Slide 16 – Q&A)

Now I will turn the call back over to [moderator name] to take questions from the audience.